Exhibit 99.1

Schnitzer Steel Reports Fourth Quarter Net Income

PORTLAND, Ore.--(BUSINESS WIRE)--October 27, 2009--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported revenues of $556 million and net income of $10 million, or $0.36 per diluted share, for the fiscal fourth quarter ended August 31, 2009. During the quarter the Company generated $46 million in cash from operations, bringing the total cash from operations for the fiscal year to $288 million.

	Fourth	Fourth	Third	Fiscal	Fiscal
(in millions, except per-	Quarter	Quarter	Quarter	2009	2008
share data)	2009	2008	2009
Revenues	$556	$1,314	$412	$1,900	$3,642
Operating Income (Loss)	$16	$200	($ 6)	($ 58)	$402
Net Income (Loss)	$10	$126	($ 2)	($ 32)	$249
Diluted EPS	$0.36	$4.38	($0.05)	($ 1.14)	$8.61

“We are pleased to report that all three operating businesses reported positive operating income and showed their third consecutive sequential improvement in quarterly results, resulting in a profitable fourth quarter,” said Tamara Lundgren, President and Chief Executive Officer. “The performance by our Metals Recycling Business was driven by broad-based demand from the export markets, indicative of the economic recovery and continuing infrastructure-related growth in our primary export markets in Asia. Sales volumes were strong, just off the record volumes in the fourth quarter of last year. We were able to increase these sales volumes and improve profitability despite on-going domestic challenges in the cost of raw materials and a weak U.S. domestic economy. Our Auto Parts Business benefited from an improvement in the flow of scrapped vehicles and higher commodity prices, and our Steel Manufacturing Business took advantage of customer inventory restocking to increase production and sales volumes and achieve positive operating income,” she continued.

“As we look back on fiscal 2009, we see significant accomplishments. For the year as a whole, the Company utilized its strong cash flow generation to invest $182 million in capital expenditures and acquisitions and to repurchase 600,000 shares of its common stock, all while further lowering its leverage ratio by reducing outstanding debt by $73 million. Our quick actions to reduce costs and to cut production output and purchase prices in order to maintain positive metals spreads allowed us to generate these strong cash flows and to strengthen our balance sheet, all in the face of a severe economic downturn. We continued to invest in technology to improve operating efficiencies and also completed five acquisitions, which expanded our access to supply and added additional deep water export capability,” added Lundgren.

“Looking ahead to fiscal 2010, we continue to be encouraged by the level of economic activity in the primary overseas markets served by our Metals Recycling Business. We expect our October 2nd acquisition in the Auto Parts Business to enhance our self-service used auto parts platform while increasing the benefits from vertical integration with our Metals Recycling Business. To be sure, challenges remain, as the weak U.S. domestic economy continues to negatively impact both the demand for finished steel products as well as the flow of recycled metals. However, we believe our export platform and strong balance sheet have positioned us well to take advantage of growth opportunities during 2010 and beyond.”

Metals Recycling Business

The Metals Recycling Business continued to utilize its bi-coastal export platform to take advantage of improving demand in the world’s developing economies.

($ in millions, except selling
prices; ferrous volume in
thousands of long tons, non-	Fourth	Fourth	Third
ferrous volumes in millions of	Quarter	Quarter	Quarter	Fiscal	Fiscal
pounds)	2009	2008	2009	2009	2008
Total Revenues	$ 452	$ 1,174	$ 318	$1,508	$3,063
Ferrous Revenues	$ 371	$ 1,038	$ 268	$1,249	$2,591
Ferrous Volumes (Processing/Trading)	1,290/0	1,489/8	1,037/0	4,189/0	4,754/444
Avg. Net Ferrous Sales Prices ($/LT)(1) (Processing/Trading)	$ 251	$623/590	$ 223	$264	$442/370
Nonferrous Volumes	123	126	90	397	439
Avg. Net Nonferrous Sales Prices ($/LB)(1)	$0.63	$ 1.05	$ 0.51	$ 0.61	$ 1.03
Operating Income(2)	$ 21	$ 182	$ 6	$ 13	$ 357

(1) Sales prices are shown net of freight
(2) Includes operating income from joint ventures

Revenues from the Metals Recycling Business increased 42% over the third quarter of fiscal 2009, driven by a 24% increase in ferrous sales volumes and a 13% increase in ferrous net sales prices. Processing ferrous sales volumes of 1.3 million tons were the second highest quarterly total in the Company’s history, surpassed only by the record volumes in the fourth quarter of fiscal 2008. In addition, nonferrous sales volumes increased 36% and nonferrous net sales prices increased 24%, both compared to the third quarter of fiscal 2009.

Year over year quarterly revenues declined 62%, primarily as a result of declines of 60% and 13% in ferrous net selling prices and ferrous processing sales volumes, respectively, and a 40% decline in nonferrous net sales prices. Fourth quarter nonferrous volumes approximated the volumes during the same period during fiscal 2008. The year-over-year decline in quarterly ferrous volumes is primarily related to lower sales to domestic customers, including the Steel Manufacturing Business. For full fiscal 2009, export sales volumes from the Company’s processing facilities exceeded similar volumes during 2008 by 225 thousand tons, or 7%.

Operating income increased 240% over the third quarter of fiscal 2009, primarily due to the higher ferrous and nonferrous sales volumes and higher prices for nonferrous materials recovered as a byproduct of the Company’s shredding processes. During the quarter, while raw material flows improved, purchase costs increased more than net ferrous selling prices, limiting the expansion of margins. Operating income declined 89% compared to the record earnings in the fourth quarter of fiscal 2008 due to lower volumes and substantially lower margins attributable to more restricted flows of raw materials and lower nonferrous prices.

Auto Parts Business

The Auto Parts Business recorded its third consecutive sequential increase in operating income due to higher flows of scrapped vehicles and improved commodity prices.

	Fourth	Fourth	Third
($ in millions, except	Quarter	Quarter	Quarter	Fiscal	Fiscal
locations)	2009	2008	2009	2009	2008
Revenues	$75	$103	$66	$266	$353
Operating Income (Loss)	$8	$16	$3	($3)	$47
Locations (end of quarter)	57	56	57	57	56

Revenues for the Auto Parts Business increased 14% over the third quarter of 2009, primarily as a result of higher core and scrap prices and improved flows of scrapped vehicles which led to higher car purchases. Revenues decreased 27% on a year-over-year basis due to lower car volumes and lower prices for cores and scrap.

Fourth quarter operating income increased 185% over the third quarter of 2009 due to higher scrap and core prices and higher car volumes. Operating income declined 46% from the record achieved during the fourth quarter of 2008 due to lower volumes and lower prices for recycled metals.

Steel Manufacturing Business

The Steel Manufacturing Business also recorded its third consecutive sequential improvement in its financial results as sales volumes increased due to inventory restocking by customers.

($ in millions, except selling	Fourth	Fourth	Third
prices; volume in thousands	Quarter	Quarter	Quarter	Fiscal	Fiscal
of tons)	2009	2008	2009	2009	2008
Revenues	$66	$182	$47	$263	$603
Avg. Net Sales Prices ($/T)	$509	$958	$524	$617	$728
Sales Volume	115	182	85	381	776
Operating Income (Loss)	$1	$22	($ 5)	($ 42)	$72

Revenues for the Steel Manufacturing business rose 41% compared to the third quarter of fiscal 2009, primarily due to a 35% increase in sales volumes. At the beginning of the quarter, customer inventory levels were low, and the higher sales volumes were attributable to inventory restocking. Despite these higher sales volumes, overall demand for finished steel products in the west coast markets remained weak. Compared to the fourth quarter of fiscal 2008, revenues declined 64% on a 37% decline in sales volumes and a 47%, or $449/ ton, decline in net average sales prices.

Operating income for the quarter was positive and improved $6 million compared to the third quarter operating loss due to higher sales volumes which enabled higher utilization of the melt shop and rolling mills. The higher utilization and lower unit costs were partially offset by raw material costs which increased despite the lower sales prices. Year over year operating income declined due to the significantly lower sales volumes, sales prices and metal spreads.

Share Repurchases

During the quarter, the Company repurchased 600,000 shares of its Class ‘A’ common stock. Since November 2006, the Company has repurchased 3.8 million shares, or approximately 13% of the total shares outstanding. Under the authority granted by its Board of Directors, the Company may repurchase an additional 3.9 million shares.

Outlook

The Company said the factors, which are forward-looking statements and subject to uncertainty as discussed below, that may affect its results in the first quarter of fiscal 2010 include:

Metals Recycling Business:

Pricing. Average ferrous and nonferrous net sales prices for the first quarter as a whole are expected to increase slightly from the fourth quarter of fiscal 2009, although market prices for the forward sales of ferrous scrap have declined in recent weeks in both the domestic and export markets.

Sales volumes. Due to the near record volume of shipments in the recently completed fourth quarter and a first quarter softening in demand, first quarter ferrous sales volumes are expected to decline approximately one-third on a quarter over quarter basis. Nonferrous sales volumes are also expected to decline approximately 15-20% compared to the fourth quarter. As always, quarterly sales volumes are highly dependent upon the timing of shipments.

Margins. First quarter margins are expected to approximate the margins in the recently completed fourth quarter as the increase in average sales prices is expected to be offset by an increase in average inventory costs.

Auto Parts Business:

Effective October 2, 2009, the Company completed a transaction in which it sold 17 locations operated by Greenleaf, its full-service used auto parts business, and acquired six self-service used auto parts stores. The purchase by the Company of four of the self-service stores was effective in October, and the purchase of two of the stores is expected to occur in January 2010. During fiscal 2009, Greenleaf generated revenues of $116 million while recording an operating loss of $6 million, excluding corporate allocations. First quarter operating results in the Auto Parts Business are expected to be impacted by this transaction, as described below.

Revenues. The overall revenues of the Auto Parts Business are expected to decrease compared to the fourth quarter due to the divestiture of the 17 Greenleaf full-service locations. The loss of the Greenleaf revenues is expected to be partially offset by the contribution of the four self-service stores acquired in October as well as the impact of higher car volumes from the Cash for Clunkers legislation. The overall quarter-over-quarter decline in revenues is expected to be 30-35%.

Margins. The self-service distribution channel has historically had higher margins than the full-service distribution channel and the disposition of the Greenleaf operation is expected to result in overall margin improvement for the Auto Parts Group compared to the fourth quarter. Self-service margins in the fourth quarter of fiscal 2009 were 18%. First quarter margins from continuing operations are expected to decline slightly from that level, primarily due to integration expenses.

Disposition of Greenleaf. As a result of the sale of Greenleaf, in the first quarter of fiscal 2010 the Company expects to record a non-cash loss from the disposition, which will be separately reported within discontinued operations. While the calculation of the loss is still subject to the completion of purchase accounting, it is currently estimated to be not less than $(15) million, primarily reflecting the write-off of goodwill.

Steel Manufacturing Business:

Pricing. Continued weak demand for finished steel products in the west coast markets is expected to result in sales prices which approximate the levels seen during the fourth quarter of fiscal 2009.

Sales Volumes. Sales volumes are expected to decline approximately 20-30% from the volumes in the fourth quarter of 2009. The Company continues to see little indication of any impact from government stimulus spending on demand for finished steel products.

Margins. Due to the impact of low production volumes as a result of weak customer demand and higher cost scrap purchased before the recent market decline, average inventory costs are expected to rise. As a result, first quarter margins are expected to be negative, and lower than the margins in the third quarter of fiscal 2009 when sales volumes were are at comparable levels.

Fourth Quarter 2009 Conference Call

A conference call and slide presentation to discuss results will be held today, October 27, 2009, at 11:30 a.m. EDT, hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and are accessible on Schnitzer Steel’s web site at www.schnitzersteel.com.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 42 operating facilities located in 13 states and Puerto Rico, including seven export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company’s auto parts business sells used auto parts through its 43 self-service facilities located in 14 states and in western Canada. With an annual production capacity of nearly 800,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 104th year of operations in fiscal 2010.

This news release, particularly the Outlook section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s outlook for the business and statements as to expected pricing, sales volume, operating margins and operating income. Such statements can generally be identified because they contain “expect,” “believe,” “anticipate,” “estimate” and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company’s products and the raw materials it purchases; world economic conditions; world political conditions; unsettled credit markets; the Company’s ability to match output with demand; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of and availability of credit to suppliers and customers; adverse impact of climate changes; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company’s forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

For more information about Schnitzer Steel Industries, Inc., go to www.schnitzersteel.com.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2009	2008	2009	2008

REVENUES:

Metals Recycling Business:
Ferrous sales	371,247	1,037,530	1,249,308	2,590,796
Nonferrous sales	79,452	134,842	251,508	460,639
Other sales	1,417	2,029	6,839	11,415
Total sales	452,116	1,174,401	1,507,655	3,062,850

Auto Parts Business	74,770	102,545	266,203	352,682
Steel Manufacturing Business	65,891	182,333	263,269	603,189
Intercompany sales eliminations	(36,548)	(145,240)	(136,901)	(377,171)
Total	$556,229	$1,314,039	$1,900,226	$3,641,550

INCOME (LOSS) FROM OPERATIONS:

Metals Recycling Business:	20,505	181,780	12,552	356,873
Auto Parts Business	8,489	16,260	(2,922)	46,734
Steel Manufacturing Business	643	22,024	(42,000)	72,300
Corporate expense	(12,254)	(17,119)	(38,352)	(63,990)
Intercompany eliminations	(1,159)	(3,118)	13,112	(9,634)
Total	$16,224	$199,827	$(57,610)	$402,283

NET INCOME (LOSS)	$10,265	$126,382	$(32,229)	$248,683

BASIC EARNINGS (LOSS) PER SHARE	$0.37	$4.49	$(1.14)	$8.79

DILUTED EARNINGS (LOSS) PER SHARE	$0.36	$4.38	$(1.14)	$8.61

SHARE INFORMATION (THOUSANDS):
Basic shares outstanding	28,098	28,165	28,159	28,278

Diluted shares outstanding	28,415	28,834	28,159	28,894

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2009	2008	2009	2008

Revenues	$556,229	$1,314,039	$1,900,226	$3,641,550

Cost of goods sold	489,588	1,053,393	1,781,114	3,013,853
Selling, general and administrative	50,076	67,091	184,657	237,723
Environmental matters	(666)	(796)	(6,746)	(603)
(Income) loss from joint ventures	1,007	(5,476)	(1,189)	(11,706)

Operating income (loss)	16,224	199,827	(57,610)	402,283

Other income (expense):
Interest expense	(519)	(1,946)	(3,342)	(8,649)
Other income	619	1,055	7,405	2,644
Other income (expense)	100	(891)	4,063	(6,005)

Income (loss) before income taxes and minority interests	16,324	198,936	(53,547)	396,278

Income tax benefit (expense)	(5,907)	(71,477)	21,817	(144,203)

Income (loss) before minority interests and pre-acquisition interests	10,417	127,459	(31,730)	252,075

Minority interests, net of tax	(152)	(1,077)	(499)	(3,392)

Net income (loss)	$10,265	$126,382	$(32,229)	$248,683

Basic earnings (loss) per share	$0.37	$4.49	$(1.14)	$8.79

Diluted earnings (loss) per share	$0.36	$4.38	$(1.14)	$8.61

Schnitzer Steel Industries, Inc.
Selected Operating Statistics
(Unaudited)
					Total					Total
	Q1 FY09	Q2 FY09	Q3 FY09	Q4 FY09	FY09	Q1 FY08	Q2 FY08	Q3 FY08	Q4 FY08	FY08
Metals Recycling Business
Ferrous Processing Selling Prices ($/LT)(1)
Domestic(2)	$371	$209	$186	$250	$275	$279	$321	$464	$583	$416
Exports	353	259	228	251	262	280	329	463	637	455
Average	359	253	223	251	264	280	327	463	623	442

Ferrous Processing Sales Volume (LT)(2)
Cascade	145,493	29,761	55,162	104,428	334,844	179,686	170,221	186,696	200,523	737,126
Domestic	129,620	99,275	86,555	101,972	417,422	178,833	210,824	226,961	188,801	805,419
Export	503,635	954,003	895,167	1,083,472	3,436,277	642,142	746,736	722,973	1,099,203	3,211,054
Total Processed	778,748	1,083,039	1,036,884	1,289,872	4,188,543	1,000,661	1,127,781	1,136,630	1,488,527	4,753,599

Ferrous Trading Sales Volume (LT)
Trading	-	-	-	-	-	134,957	148,899	151,324	8,407	443,587

Total Ferrous Sales Volume (LT)(2)	778,748	1,083,039	1,036,884	1,289,872	4,188,543	1,135,618	1,276,680	1,287,954	1,496,934	5,197,186

Nonferrous Average Price ($/pound)(1)	$0.78	$0.45	$0.51	$0.630	$0.61	$1.00	$0.98	$1.07	$1.05	$1.03

Nonferrous Sales Volume (pounds, in thousands)	107,359	76,822	90,226	122,649	397,056	88,808	96,278	128,858	125,525	439,469

Steel Manufacturing Business
Sales Prices ($/NT)(1)(3)
Average	$864	$570	$524	$509	$617	$601	$616	$744	$958	$728

Sales Volume (NT)(3)
Rebar	46,917	56,588	52,749	70,542	226,796	108,856	127,732	128,597	104,926	470,111
Coiled Products	45,051	19,332	25,798	36,949	127,130	49,343	57,096	74,270	65,397	246,106
Merchant Bar and Other	6,235	6,783	6,820	7,343	27,181	16,031	17,332	15,033	11,576	59,972
Total	98,203	82,703	85,367	114,834	381,107	174,230	202,160	217,900	181,899	776,189

Auto Parts Business
Number of self-service locations at end of quarter	38	40	39	39	39	35	35	35	38	38
Number of full-service sites at end of quarter	18	18	18	18	18	17	17	17	18	18

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Includes sales to the Steel Manufacturing Business for all quarters.
(3) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share amounts)

	August 31, 2009	August 31, 2008
Assets
Current assets:
Cash and cash equivalents	$41,026	$15,039
Accounts receivable, net	117,666	314,993
Inventories, net	184,455	429,061
Other current assets	67,867	20,433
Total current assets	411,014	779,526

Property, plant and equipment, net	447,228	431,898

Goodwill and other assets	409,991	343,429

Total assets	$1,268,233	$1,554,853

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$1,317	$25,490
Other current liabilities	138,812	319,432
Total current liabilities	140,129	344,922

Long-term debt	110,414	158,933

Other long-term liabilities	94,940	68,447

Minority interests	3,383	4,399

Shareholders’ equity	919,367	978,152

Total liabilities and shareholders’ equity	$1,268,233	$1,554,853

CONTACT:
Schnitzer Steel Industries, Inc.
Rob Stone, 503-224-9900
ir@schn.com